Exhibit 10.3

AMENDMENT TO INVESTMENT AGREEMENT

THIS AMENDMENT TO INVESMENT AGREEMENT (this “Amendment”) is made effective as of April 16, 2018 (the “Effective Date”), and is entered into by and between TANGIERS INVESTMENT GROUP, LLC, a Delaware limited liability company (“Tangiers”), and OROPLATA RESOURCES, INC., a Nevada corporation (the “Company”) For purposes of this Amendment, Tangiers and the Company may be referred to individually as a “Party,” and collectively as the “Parties.” Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Investment Agreement (defined below).

RECITALS

A.On July 18, 2016, the Parties entered into an Investment Agreement (the “Investment Agreement”) pursuant to which the Company has agreed to issue and sell to Tangiers an indeterminate number of shares of common shares of the Company in exchange for Tangiers’ commitment to invest up to an aggregate of $5,000,000 over a 36-month term commencing from the effectiveness of a valid registration statement registering such common shares which was required to be filed pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”, and, together with the Investment Agreement, the “Agreements”) also dated July 18, 2016.

B.On October 2, 2017, the Parties entered in that certain Agreement Regarding Outstanding Notes where, among other things, the Parties agreed to temporarily suspend the Investment Agreement so long as a registration statement registering common shares underlying certain promissory notes issued to Tangiers was effective.

C.The Parties have agreed that they would like the Investment Agreement to be reinstated and for the Company to file a registration statement registering shares of the Company’s common stock to be sold to Tangiers under the Investment Agreement.

NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Reinstatement of Investment Agreement. The prior suspension of the Investment Agreement between the Parties is hereby terminated and the Investment Agreement is fully reinstated and in full force and effect as of the Effective Date.

2.Amendment to the Put Formula. The Section 2.3 provision of the Investment Agreement pertaining to the “Put Formula” is hereby amended and restated in its entirety as set forth below:

PUT FORMULA. The maximum amount that the Company shall be entitled to Put to the Investor per any applicable Put Notice an amount of shares of Common Stock up to or equal to two hundred percent (200%) of the average of the daily trading volume (U.S. market only) of the Common Stock for the ten (10) consecutive Trading Days immediately prior to the applicable Put Notice Date (the “Put Amount”) so long as such amount is at least Five Thousand Dollars ($5,000) and does not exceed One Hundred and Fifty Thousand Dollars ($150,000), as calculated by multiplying the Put Amount by the average daily VWAP for the ten (10) consecutive Trading Days immediately prior to the applicable Put Notice Date. During the Open Period, the Company shall not be entitled to submit a Put Notice until after the previous Closing has been completed. Notwithstanding the foregoing, the Company may not deliver a Put Notice on or earlier of the tenth (10th) Trading Day immediately following the preceding Put Notice Date (the “Waiting Period”).

3.Waiver of Defaults. The Parties agree that any prior defaults under the Investment Agreement and the Registration Rights Agreement are hereby fully waived.

4.Registration Statement. The Company shall use its best efforts to, within twenty-one (21) days of the Effective Date, file with the SEC a Registration Statement on Form S-1 registering 10,000,000 shares (or such other amount is reasonably determined by the Company) of the Company’s common stock (the “Common Stock”) eligible to be purchased by Tangiers pursuant to the Investment Agreement.

5.Entire Agreement. This Amendment constitutes the entire agreement among the Parties and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the Parties relating to the subject matter hereof.

6.Governing Law. California law, without regard to conflict or choice of law principles, shall govern the construction and interpretation of this Amendment.

7.Amendment, Modification and Waiver. This Amendment may not be amended, modified or supplemented except pursuant to an instrument in writing signed by each Party, except that either Party may waive any obligation owed to such Party by the other Party under this Amendment, provided such waiver is in writing. The waiver by either Party of a breach of any provisions of this Amendment shall not operate or be construed as a waiver of any subsequent breach.

8.Severability. If any provision of this Amendment as applied to any Party or to any circumstance shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision hereof, the application of any such provision in any other circumstance, or the validity or enforceability of this Amendment, and any provision that is found to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

9.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart to this Amendment.

10.Binding Effect. This Amendment shall be binding upon and inure to the benefits of the Parties and their respective legal representatives, executors, administrators, successors and assigns provided that no such assignment or transfer shall relieve the Parties from any of their obligations hereunder.

11.No Other Changes to Agreements. Except as amended and/or modified by this Amendment, the Investment Agreement remains unchanged and in effect. In the event of any conflict between the provisions of this Amendment and the provisions of the Investment Agreement, the provisions of this Amendment shall prevail. Whether or not specifically amended by the provisions of this Amendment, all of the terms and provisions of the Investment Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this Amendment.

12.Further Assurances. Each of the Parties shall execute and deliver any and all further documents or instruments and/or do such other acts as the other Parties may deem necessary, desirable or proper to carry out the purposes of this Amendment.

(Signature Page Follows Immediately)

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the Effective Date.

“THE COMPANY”	“TANGIERS”
Oroplata Resources, Inc., a Nevada corporation By: /s/ Douglas Cole Douglas Cole Chief Executive Officer	Tangiers Investment Group, LLC, a Delaware limited liability company By: /s/ Michael Sobeck Michael Sobeck Managing Member